Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	May 16, 2011
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2011 RESULTS
Fairlawn, Ohio — May 16, 2011 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $1.7 million, or $0.44 per diluted common share, for the quarter ended March 31, 2011 compared to a net loss of $95,000, or $0.05 per diluted common share, for the quarter ended March 31, 2010.
The $1.6 million increase in the net loss for the three months ended March 31, 2011 was due to a $671,000 increase in the provision for loan losses, a $490,000 decrease in net interest income and a $354,000 decrease in noninterest income.
The provision for loan losses totaled $1.4 million for the quarter ended March 31, 2011 and reflected continued adverse economic conditions which affected loan performance and resulted in a sustained high level of nonperforming loans, loan charge-offs and criticized and classified loans. Our ongoing assessment of CFBank’s loan portfolio resulted in a $671,000 increase in the provision for loan losses during the quarter ended March 31, 2011, compared to the quarter ended March 31, 2010, due to an increase in loss rates and an increase in net charge-offs compared to the prior year quarter. The ratio of the allowance for loan losses (ALLL) to total loans was 5.00% at March 31, 2011, compared to 4.87% at December 31, 2010.
Nonperforming loans decreased $1.7 million, or 17.1%, and totaled $8.3 million at March 31, 2011, compared to $10.1 million at December 31, 2010. The ratio of nonperforming loans to total loans improved to 4.43% at March 31, 2011, compared to 5.02% at December 31, 2010. Criticized and classified assets decreased $2.7 million, or 5.4%, and totaled $46.9 million at March 31, 2011, compared to $49.6 million at December 31, 2010.
The $490,000 decrease in net interest income was due to a decrease in net interest margin from 3.39% in the March 2010 quarter to 2.67% in the March 2011 quarter. Net interest margin in the first quarter of 2011 was negatively affected by the $69.6 million balance of cash and cash equivalents at March 31, 2011, which was invested in low-yielding overnight investments. The high level of on-balance-sheet liquidity was in response to uncertain regulatory conditions. As a result of the losses suffered in 2009, 2010 and the first quarter of 2011, management has been concerned that CFBank would be restricted from accepting or renewing brokered deposits, in addition to other regulatory restrictions, and moved aggressively to build liquidity to deal with the level of nonperforming assets, potential retail deposit outflows and potential decreased borrowing capacity from the Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB).
The $354,000 decrease in noninterest income resulted from a $240,000 net gain on sales of securities in the prior year quarter, with no gain in the current year quarter. Additionally, net gains on sales of loans decreased $110,000 in the quarter ended March 31, 2011 due to both lower mortgage production and lower fees on sales than in the quarter ended March 31, 2010.
At March 31, 2011, CFBank was well capitalized under the regulatory framework for prompt corrective action. However, CFBank was requested by its regulators to provide a Capital Plan that established capital levels appropriate for the risk characteristics of the Bank. In the Capital Plan, the board established 8% core capital and 13% total risk-based capital levels. Due to losses, continued asset quality issues as evidenced by high levels of criticized and classified loans, as well as nonperforming assets, at March 31, 2011 we did not meet the capital requirements of our Capital Plan. OTS has authority to downgrade capital status in the event of regulatory concerns, and based on CFBank’s financial performance, we expect formal supervisory enforcement actions by OTS that could limit our operations, impose restrictions on our ability to solicit deposits, including brokered deposits, and impact our financial condition. We expect individual capital requirements substantially similar to those in our existing Capital Plan to be imposed in addition to other regulatory restrictions.

Eloise L. Mackus, CEO commented, “Our decrease in nonperforming, criticized and classified asset levels, improvement in our ratio of nonperforming loans to total loans, and increased liquidity reflect the work being done by the CFBank team. We are working hard to maintain these favorable trends, as the need for further improvement is critical. Both regulatory and economic challenges continue as a result of our legacy asset quality, but our team has demonstrated its ability to meet these challenges.”
Jerry F. Whitmer, Chairman of the Board, added, “Bringing our capital ratios to levels that both we and our regulators find satisfactory will require additional capital, and the Board of Directors is considering available alternatives to preserve and enhance stockholder value. Central Federal Corporation’s stockholders remain supportive, and we thank them for their patience.”
Net interest income
Net interest income totaled $1.7 million for the quarter ended March 31, 2011, and decreased $490,000, or 22.0%, compared to $2.2 million for the quarter ended March 31, 2010. The margin decreased 72 basis points (bp) to 2.67% in the first quarter of 2011, compared to 3.39% in the first quarter of 2010. The decrease in margin was due to a 105 bp decrease in the yield on average interest earning assets, partially offset by a 45 bp decrease in the average cost of interest-bearing liabilities in the quarter ended March 31, 2011, compared to the quarter ended March 31, 2010. The average yield on interest-earning assets decreased in the first quarter of 2011 primarily due to a $44.0 million decrease in average loan balances and a $36.3 million increase other earning asset balances, primarily cash, which provide lower yields than loans. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year quarter.
Interest income totaled $2.6 million and decreased $723,000, or 21.4%, for the quarter ended March 31, 2011, compared to $3.4 million for the quarter ended March 31, 2010. The decrease in interest income was largely due to a decrease in income on loans and securities.
Interest expense decreased $233,000, or 20.4%, to $910,000 for the first quarter of 2011, compared to $1.1 million in the first quarter of 2010. The decrease in interest expense resulted from lower deposit and borrowing costs and a decrease in the average balance of borrowings outstanding, partially offset by an increase in the average balance of deposits.
Provision for loan losses
The provision for loan losses totaled $1.4 million for the quarter ended March 31, 2011, and increased $671,000 compared to $748,000 for the quarter ended March 31, 2010. The increase in the provision for loan losses for the quarter ended March 31, 2011 was primarily a result of an increase in net charge-offs compared to the quarter ended March 31, 2010. Net charge-offs totaled $1.7 million, or 3.63% of average loans on an annualized basis for the quarter ended March 31, 2011, compared to $430,000, or .73% of average loans on an annualized basis for the quarter ended March 31, 2010. The increase in net charge-offs during the three months ended March 31, 2011 was related to commercial, commercial real estate and multi-family real estate loans and was primarily a result of adverse economic conditions that continue to negatively impact our borrowers, our loan performance and our loan quality.
Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $1.7 million, or 17.1%, and totaled $8.3 million at March 31, 2011, compared to $10.1 million at December 31, 2010. The decrease in nonperforming loans was primarily due to $1.8 million in loan charge-offs, and, to a lesser extent, loan payments and proceeds from the sale of the underlying collateral of various loans, partially offset by $342,000 in additional loans that became nonperforming during 2011. The ratio of nonperforming loans to total loans improved to 4.43% at March 31, 2011, compared to 5.02% at December 31, 2010.

Nonaccrual loans include some loans that were modified and identified as troubled debt restructurings, where concessions had been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate, payment extensions, principal forgiveness and other actions intended to maximize collection. Troubled debt restructurings included in nonaccrual loans totaled $3.9 million at March 31, 2011, and $4.5 million at December 31, 2010.
Nonaccual loans at March 31, 2011 and December 31, 2010 do not include $694,000 and $839,000, respectively, in troubled debt restructurings where customers have established a sustained period of repayment performance, generally six months, the loans are current according to their modified terms and repayment of the remaining contractual payments is expected. These loans are included in total impaired loans.
Individually impaired loans totaled $8.7 million at March 31, 2011, and decreased $2.0 million, or 19.0%, from $10.7 million at December 31, 2010. The decrease in individually impaired loans was primarily due to loan charge-offs, which totaled $1.8 million during the three months ended March 31, 2011. The amount of the ALLL specifically allocated to individually impaired loans totaled $2.9 million at both March 31, 2011 and December 31, 2010.
The level of criticized and classified assets continues to be negatively impacted by the increasing duration and lingering nature of the current recessionary economic environment and its continued detrimental effects on our borrowers, including deterioration in client business performance, declines in borrowers’ cash flows and lower collateral values. Loans classified as special mention totaled $19.4 million at March 31, 2011, and decreased $1.6 million, or 7.7%, compared to $21.0 million at December 31, 2010. Loans classified as substandard totaled $27.5 million at March 31, 2011, and decreased $1.1 million, or 3.8%, compared to $28.6 million at December 31, 2010. The decrease in loans classified as special mention and substandard was due to charge-offs totaling $1.8 million and, to a lesser extent, principal payments and payoffs since December 31, 2010.
Noninterest income
Noninterest income for the quarter ended March 31, 2011 totaled $156,000 and decreased $354,000 compared to the quarter ended March 31, 2010. The decrease was primarily due to $240,000 in gains on sales of securities in the prior year quarter, and no sales of securities in the current year period. Additionally, net gains on sales of loans decreased $110,000 in the current year quarter.
Net gains on sales of loans totaled $40,000 for the first quarter of 2011, and decreased $110,000, or 73.3%, compared to $150,000 for the first quarter of 2010. The decrease in net gains on sales of loans in the current year quarter was due to both lower mortgage production and lower fees on sales than in the quarter ended March 31, 2010. Originations totaled $12.5 million for the quarter ended March 31, 2011, and decreased $3.3 million, or 20.9%, compared to $15.8 million in the prior year quarter. The decrease in originations was due to an increase in mortgage interest rates and three fewer mortgage loan originators in the current year quarter. Additionally, the First-Time Home Buyer Credit, which was extended for purchases made through April 30, 2010 by The Worker, Homeownership and Business Assistance Act of 2009, positively impacted originations in the first quarter of 2010. Gross fees earned on loan sales totaled 1.2% of loans originated for the quarter ended March 31, 2011, compared to 1.6% in the prior year quarter, due to an increase in mortgage market interest rates.

Noninterest expense
Noninterest expense increased $84,000, or 4.0%, and totaled $2.2 million for the first quarter of 2011, compared to $2.1 million for the first quarter of 2010. The increase in noninterest expense during the three months ended March 31, 2011 was primarily due to an increase in professional fees and foreclosed assets expense associated with our continued workout efforts. Professional fees increased $95,000, or 46.1%, and totaled $301,000 for the three months ended March 31, 2011, compared to $206,000 in the prior year quarter. The increase was primarily related to legal costs associated with nonperforming loans, which increased $55,000 and totaled $144,000 for the quarter ended March 31, 2011, compared to $89,000 for the quarter ended March 31, 2010. The increase in professional fees was also due to legal costs related to corporate and regulatory matters. Foreclosed assets expense totaled $33,000 for the three months ended March 31, 2011. There was no foreclosed assets expense for the three months ended March 31, 2010. This expense was related to maintenance of foreclosed properties, including real estate taxes, utilities and other fees.
The ratio of noninterest expense to average assets increased to 3.06% for the quarter ended March 31, 2011, compared to 2.97% for the quarter ended March 31, 2010 due to the increase in noninterest expense in the current year quarter. The efficiency ratio increased to 115.04% for the quarter ended March 31, 2011, compared to 83.87% for the quarter ended March 31, 2010 due to the increase in noninterest expense and decrease in net interest income and noninterest income in the current year quarter.
Balance sheet activity
Assets totaled $294.1 million at March 31, 2011 and increased $18.9 million, or 6.9%, from $275.2 million at December 31, 2010. The increase was due to a $35.3 million increase in cash and cash equivalents, partially offset by a $2.9 million decrease in securities available for sale, and an $11.8 million decrease in net loan balances.
Cash and cash equivalents totaled $69.6 million at March 31, 2011 and increased $35.3 million from $34.3 million at December 31, 2010. The increase in cash and cash equivalents was a result of building on-balance-sheet liquidity in response to uncertain regulatory conditions, as described previously. The increase in liquidity was primarily due to a $24.5 million increase in certificate of deposit account balances since December 31, 2010. Liquidity was also increased by cash flows from the loan and securities portfolios which were not redeployed into new loan originations or securities.
Securities available for sale totaled $25.9 million at March 31, 2011, and decreased $2.9 million, or 10.1%, compared to $28.8 million at December 31, 2010 due to scheduled maturities and repayments during the current year period.
Net loans totaled $179.0 million at March 31, 2011 and decreased $11.8 million, or 6.2%, from $190.8 million at December 31, 2010. The decrease was primarily due to lower commercial, multi-family residential, commercial real estate and single family residential loan balances and, to a lesser extent, lower consumer balances. Commercial, commercial real estate and multi-family loans, including the related construction loans decreased $9.8 million, or 6.3%, and totaled $147.0 million at March 31, 2011. The decrease was primarily due to principal repayments and payoffs in excess of current year originations, and $1.8 million in charge-offs during the quarter. Single-family residential mortgage loans, including the related construction loans totaled $23.8 million at March 31, 2011 and decreased $1.8 million, or 7.2%, from $25.6 million at December 31, 2010. The decrease in mortgage loans was due to current period principal repayments in excess of loans originated for portfolio. Consumer loans totaled $17.7 million at March 31, 2011 and decreased $440,000, or 2.4%, due to repayments of auto loans and home equity lines of credit.
The ALLL totaled $9.4 million at March 31, 2011 and decreased $341,000, or 3.5% from $9.8 million at December 31, 2010. The decrease in the ALLL was due to the decrease in overall loan balances, the charge-off of certain nonperforming loans during the quarter and the decrease in nonperforming loans. The ratio of the ALLL to total loans was 5.00% at March 31, 2011, compared to 4.87% at December 31, 2010. The increase in the ratio of the ALLL to total loans reflects continued adverse economic conditions affecting loan performance which resulted in continued high levels of nonperforming loans, loan charge-offs and criticized and classified assets.

Foreclosed assets totaled $3.5 million at March 31, 2011 and decreased $1.0 million, or 22.2%, from $4.5 million at December 30, 2010. The decrease was due to the sale of $1.0 million in inventory from a jewelry manufacturer that had been foreclosed in December 2010. There were no assets acquired by the Bank through foreclosure during the three months ended March 31, 2011.
Deposits totaled $248.9 million at March 31, 2011 and increased $21.5 million, or 9.5%, from $227.4 million at December 31, 2010. The increase was primarily due to a $24.5 million increase in certificate of deposit account balances, partially offset by a $3.4 million decrease in money market account balances.
Certificate of deposit account balances increased due to a $22.1 million increase in retail deposit accounts, and a $2.4 million increase in brokered deposits. Retail certificate of deposit account balances increased primarily due to competitive pricing strategies related to certificates with maturities of two years and longer. The increase in brokered deposits was based on CFBank’s determination to build on-balance-sheet liquidity and lock in the cost of longer-term liabilities at low current market interest rates.
Money market account balances totaled $53.4 million at March 31, 2011 and decreased $3.4 million, or 5.9%, from $56.8 million at December 31, 2010. The decrease was due to customers seeking higher yields on these short-term funds than management was willing to offer based on asset/liability management strategies.
Long-term FHLB advances totaled $21.7 million at March 31, 2011 and decreased $2.2 million, or 9.2%, from $23.9 million at December 31, 2010 due to repayment of maturing advances. The advances were replaced with brokered deposits in accordance with the Company’s liquidity management program in order to maintain borrowing capacity with the FHLB.
Stockholders’ equity totaled $14.1 million at March 31, 2011 and decreased $1.9 million, or 11.6%, from $16.0 million at December 31, 2010. The decrease was due to the $1.7 million net loss, $104,000 in preferred stock dividends accrued but not paid and accretion of discount on preferred stock related to the Troubled Asset Relief Program (TARP) Capital Purchase Program and a $65,000 decrease in unrealized gains in the securities portfolio.
With the capital provided by the TARP Capital Purchase Plan, CFBank has continued to make financing available to businesses and consumers in our market areas. Since receipt of $7.2 million in TARP Capital Purchase Program proceeds in December 2008 and through March 31, 2011, we have originated $223.4 million in new loans.

About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the Company, as defined below, management or Boards of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following factors could cause such differences:
•	a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;

•	our ability to maintain sufficient liquidity to continue to fund our operations;

•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;

•	the possibility of other-than-temporary impairment of securities held in the Company’s securities portfolio;

•	results of examinations of the Holding Company and Bank by the regulators, including the possibility that the regulators may, among other things, require the Company to curtail its asset growth, increase its capital levels, increase its allowance for loan losses or write-down assets;

•	the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including the impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption;

•	changes in tax laws, rules and regulations;

•	various monetary and fiscal policies and regulations, including those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation (FDIC), the Office of the Controller of the Currency (OCC) and the OTS;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;

•	our ability to grow our core businesses;

•	technological factors which may affect our operations, pricing, products and services;

•	unanticipated litigation, claims or assessments; and

•	management’s ability to manage these and other risks.
Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three months ended
	March 31,
	2011	2010	% change

Total interest income	$2,649	$3,372	-21%
Total interest expense	910	1,143	-20%

Net interest income	1,739	2,229	-22%

Provision for loan losses	1,419	748	90%

Net interest income after provision for loan losses	320	1,481	-78%

Noninterest income
Service charges on deposit accounts	61	70	-13%
Net gain on sales of loans	40	150	-73%
Net gain on sale of securities	—	240	n/m
Other	55	50	10%

Noninterest income	156	510	-69%

Noninterest expense
Salaries and employee benefits	1,041	1,053	-1%
Occupancy and equipment	85	68	25%
Data processing	144	155	-7%
Franchise taxes	66	93	-29%
Professional fees	301	206	46%
Director fees	46	26	77%
Postage, printing and supplies	48	59	-19%
Advertising and promotion	10	28	-64%
Telephone	22	24	-8%
Loan expenses	10	27	-63%
Foreclosed assets, net	33	—	n/m
Depreciation	114	131	-13%
FDIC premiums	175	149	17%
Amortization of intangibles	10	10	0%
OTS assessment	37	23	61%
Other	48	54	-11%

Noninterest expense	2,190	2,106	4%

Loss before income taxes	(1,714)	(115)	n/m
Income tax benefit	—	(20)	n/m

Net loss	$(1,714)	$(95)	n/m

Net loss attributable to common stockholders	$(1,818)	$(197)	n/m

Share Data
Basic loss per common share	$(0.44)	$(0.05)	n/m
Diluted loss per common share	$(0.44)	$(0.05)	n/m
Average common shares outstanding — basic	4,098,266	4,095,217
Average common shares outstanding — diluted	4,098,266	4,095,217
n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)
(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Assets
Cash and cash equivalents	$69,558	$34,275	$34,015	$13,406	$23,707
Securities available for sale	25,896	28,798	29,501	24,282	23,238
Loans held for sale	1,361	1,953	1,875	10,069	1,586
Loans	188,389	200,525	213,509	219,096	231,701
Less allowance for loan losses	(9,417)	(9,758)	(10,057)	(10,074)	(7,396)

Loans, net	178,972	190,767	203,452	209,022	224,305
Federal Home Loan Bank stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	54	57	63	72	82
Foreclosed assets, net	3,509	4,509	2,348	2,348	—
Premises and equipment, net	5,903	6,016	6,661	6,783	6,887
Assets held for sale	535	535	—	—	—
Other intangible assets	119	129	139	149	159
Bank owned life insurance	4,175	4,143	4,111	4,083	4,050
Accrued interest receivable and other assets	2,082	2,108	2,845	2,945	2,648

Total assets	$294,106	$275,232	$286,952	$275,101	$288,604

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$18,886	$20,392	$20,337	$20,687	$20,171
Interest bearing	229,999	206,989	217,390	205,568	214,563

Total deposits	248,885	227,381	237,727	226,255	234,734
Long-term Federal Home Loan Bank advances	21,742	23,942	23,942	23,942	23,942
Other borrowings	1,500	—	—	—	—
Advances by borrowers for taxes and insurance	141	213	93	48	75
Accrued interest payable and other liabilities	2,552	2,552	3,484	2,549	1,953
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	279,975	259,243	270,401	257,949	265,859

Stockholders’ equity	14,131	15,989	16,551	17,152	22,745

Total liabilities and stockholders’ equity	$294,106	$275,232	$286,952	$275,101	$288,604

Consolidated Financial Highlights
($ in thousands except per share data)
(unaudited)

	At or for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Earnings (loss)
Net interest income	$1,739	$1,968	$2,056	$2,181	$2,229
Provision for loan losses	$1,419	$1,165	$617	$5,938	$748
Noninterest income	$156	$404	$587	$293	$510
Noninterest expense	$2,190	$2,007	$2,220	$2,099	$2,106
Net loss	$(1,714)	$(990)	$(232)	$(5,553)	$(95)
Net loss attributable to common stockholders	$(1,818)	$(1,093)	$(335)	$(5,655)	$(197)
Basic loss per common share	$(0.44)	$(0.26)	$(0.08)	$(1.38)	$(0.05)
Diluted loss per common share	$(0.44)	$(0.26)	$(0.08)	$(1.38)	$(0.05)

Performance Ratios (annualized)
Return on average assets	(2.39%)	(1.41%)	(0.32%)	(7.74%)	(0.13%)
Return on average equity	(45.57%)	(24.31%)	(5.52%)	(106.84%)	(1.62%)
Average yield on interest-earning assets	4.07%	4.45%	4.64%	4.86%	5.12%
Average rate paid on interest-bearing liabilities	1.46%	1.56%	1.62%	1.82%	1.91%
Average interest rate spread	2.61%	2.89%	3.02%	3.04%	3.21%
Net interest margin, fully taxable equivalent	2.67%	3.01%	3.12%	3.23%	3.39%
Efficiency ratio	115.04%	84.19%	91.51%	84.44%	83.87%
Noninterest expense to average assets	3.06%	2.86%	3.09%	2.92%	2.97%

Capital
Core capital ratio (1)	5.68%	6.59%	6.58%	6.87%	8.44%
Total risk-based capital ratio (1)	10.60%	10.68%	10.53%	10.01%	12.22%
Tier 1 risk-based capital ratio (1)	9.32%	9.41%	9.25%	8.73%	10.97%
Tangible capital ratio (1)	5.68%	6.59%	6.58%	6.87%	8.44%
Equity to total assets at end of period	4.80%	5.81%	5.77%	6.23%	7.88%
Tangible equity to tangible assets	4.77%	5.77%	5.72%	6.18%	7.83%
Book value per common share	$1.71	$2.16	$2.30	$2.47	$3.83
Tangible book value per common share	$1.68	$2.13	$2.27	$2.43	$3.79
Period-end market value per common share	$1.30	$0.51	$0.95	$1.54	$1.19
Period-end common shares outstanding	4,127,798	4,127,798	4,121,798	4,092,839	4,098,671
Average basic common shares outstanding	4,098,266	4,095,064	4,092,908	4,095,993	4,095,217
Average diluted common shares outstanding	4,098,266	4,095,064	4,092,908	4,095,993	4,095,217

Asset Quality
Nonperforming loans	$8,341	$10,057	$10,676	$10,705	$14,066
Nonperforming loans to total loans	4.43%	5.02%	5.02%	4.90%	6.09%
Nonperforming assets to total assets	4.03%	5.29%	4.54%	4.74%	4.87%
Allowance for loan losses to total loans	5.00%	4.87%	4.73%	4.61%	3.20%
Allowance for loan losses to nonperforming loans	112.90%	97.03%	94.20%	94.11%	52.58%
Net charge-offs	$1,746	$1,474	$634	$3,272	$430
Annualized net charge-offs to average loans	3.63%	2.85%	1.17%	5.81%	0.73%

Average Balances
Loans	$182,800	$196,732	$205,734	$217,323	$227,812
Assets	$286,301	$280,407	$287,829	$287,152	$284,005
Stockholders’ equity	$15,044	$16,287	$16,823	$20,789	$23,472

(1)	Regulatory capital ratios of CFBank